                                                                    Exhibit 99.1

VILLAGEEDOCS

Financial Statements
For the Years December 31, 2001 and 2000
Together with Independent Auditors' Report

INDEPENDENT AUDITORS' REPORT

To the Board of Directors of VillageEDOCS

We have audited the accompanying balance sheet of VillageEDOCS (the "Company"), a California corporation, as of December 31, 2001, and the related statements of operations, stockholders' deficit and cash flows for each of the years in the two-year period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of VillageEDOCS at December 31, 2001, and the results of its operations and its cash flows for each of the years in the two-year period then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has incurred both significant operating losses and has significant negative cash flows from operations for the years ended December 31, 2001 and 2000, and has a working capital deficit of $557,718 and a stockholders' deficit of $2,524,407 at December 31, 2001. These factors, among others, raise substantial doubt as to the Company's ability to continue as a going concern. Management's plans in regard to these matters are described in
Note 2. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

                                                       /s/ Corbin & Wertz LLP


Irvine, California
February 15, 2002, except for Note 10, as to which the date is February 28, 2002

VillageEDOCS

Balance Sheet

                                                                                              December 31, 2001
                                                                                             ------------------
ASSETS
Current Assets:
 Cash                                                                                            $     39,321
 Accounts receivable, net of allowance for doubtful accounts of $32,800                                82,562
 Other current assets                                                                                   6,333
                                                                                               --------------
          Total current assets                                                                        128,216

Property and equipment, net                                                                           249,540

Other assets                                                                                           22,373
                                                                                               --------------
                                                                                                 $    400,129
                                                                                               ==============

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities:
  Accounts payable                                                                               $    229,349
  Accrued expenses                                                                                    107,768
  Accrued interest on convertible notes payable to related parties                                    257,618
  Current portion of capital lease obligations                                                         91,199
                                                                                               --------------
          Total current liabilities                                                                   685,934

Capital lease obligations, net of current portion                                                      51,610
Convertible notes payable to related parties                                                        2,186,992
                                                                                               --------------
      Total liabilities                                                                             2,924,536
                                                                                               --------------
Commitments and contingencies

Stockholders' Equity (Deficit):
  Common stock, no par value:
    Authorized--40,000,000 shares
    Issued and outstanding - 14,050,146 shares                                                      4,758,176
  Additional paid-in capital                                                                        1,289,324
  Accumulated deficit                                                                              (8,571,907)
                                                                                               --------------
      Total stockholders' deficit                                                                  (2,524,407)
                                                                                               --------------
                                                                                                 $    400,129
                                                                                               ==============

See independent auditors' report and accompanying notes to financial statements.

VillageEDOCS

Statements of Operations
For the Years Ended December 31, 2001 and 2000

                                                                 2001         2000
                                                              -----------  ----------
Net sales                                                     $ 1,266,653  $    543,910

Cost of sales                                                     906,941       905,430
                                                              -----------  ------------
     Gross margin                                                 359,712      (361,520)
                                                              -----------  -----------
Operating expenses:
   Product and technology development                             532,455       359,351
   Sales and marketing                                            427,338       624,871
   General and administrative                                     898,166       766,700
   Depreciation                                                    93,843        72,031
                                                              -----------  ------------
     Total operating expenses                                   1,951,802     1,822,953
                                                              -----------  ------------
     Loss from operations                                      (1,592,090)   (2,184,473)
                                                              -----------  ------------
Other income (expense):
        Interest income                                                13        30,609
        Interest expense                                         (190,132)      (95,526)
                                                              -----------  ------------
        Total other expense                                      (190,119)      (64,917)
                                                              -----------  ------------
     Loss before provision for income taxes                    (1,782,209)   (2,249,390)

Provision for income taxes                                            800           800
                                                              -----------  ------------
            Net loss                                          $(1,783,009) $ (2,250,190)
                                                              ===========  ============
Basic and diluted net loss available to common shareholders
  per common share                                            $     (0.13) $      (0.17)
                                                              ===========  ============

Weighted average shares outstanding                            13,898,719    13,604,433
                                                              ===========  ============

See independent auditors' report and accompanying notes to financial statements.

VillageEDOCS

Statements of Stockholders' Deficit
For the Years Ended December 31, 2001 and 2000

                                                               Common Stock
                                                        --------------------------    Additional       Accumulated
                                                           Shares       Amount        Paid-in Capital    Deficit       Total
                                                        -----------    -----------    ---------------  -----------  -----------
BALANCE, January 1, 2000                                 13,281,464    $ 4,067,354    $  1,061,634     $(4,538,708) $   590,280

    Common stock issued for exercise of warrants            290,644          2,907              -               -         2,907

    Issuance of common stock for consulting services         31,351         78,378              -               -        78,378

    Issuance of options and warrants to employees and
        non-employees for services                               -             -            42,360              -        42,360

    Issuance of common stock for cash                       243,000        607,500              -               -       607,500

    Net loss                                                     -             -                -       (2,250,190)  (2,250,190)
                                                        -----------    -----------    ------------     -----------  -----------
BALANCE, December 31, 2000                               13,846,459      4,756,139       1,103,994      (6,788,898)    (928,765)

    Common stock issued for exercise of warrants            203,687          2,037              -               -         2,037

    Issuance of options to employees and
        non-employees for services                               -              -          185,330              -       185,330

    Net loss                                                     -              -               -       (1,783,009)  (1,783,009)
                                                        -----------    -----------    ------------     -----------  -----------
BALANCE, December 31, 2001                               14,050,146    $ 4,758,176    $  1,289,324     $(8,571,907) $(2,524,407)
                                                        ===========    ===========    ============     ===========  ===========

See independent auditors' report and accompanying notes to financial statements.

VillageEDOCS

Statements of Cash Flows
For the Years Ended December 31, 2001 and 2000

                                                                                        2001               2000
                                                                                    -----------         -----------
Cash Flows from Operating Activities:
  Net loss                                                                          $(1,783,009)        $(2,250,190)
  Adjustments to reconcile net loss to net cash used in operating activities:
      Depreciation                                                                       93,843              72,031
      Amortization of discount on convertible notes payable                                  --              16,827
      Provision for loss on doubtful accounts receivable                                 32,800              45,500
      Estimated fair market value of common stock issued for services rendered               --              78,378
      Estimated fair market value of stock options and warrants issued to
       employees and non-employees for compensation                                     185,330              42,360
      Changes in operating assets and liabilities:
       Accounts receivable                                                               37,422            (151,618)
       Other assets                                                                      (2,573)            (10,242)
       Accounts payable                                                                  68,999             (28,200)
       Accrued expenses                                                                  33,981              35,389
       Accrued interest on convertible notes payable to related parties                 168,790              59,367
                                                                                    -----------         -----------
         Net cash used in operating activities                                       (1,164,417)         (2,090,398)
                                                                                    -----------         -----------
Cash Flows used in Investing Activities:
  Purchases of property and equipment                                                    (2,729)            (15,279)
                                                                                    -----------         -----------
Cash Flows from Financing Activities:
  Proceeds from convertible notes payable to related parties                          1,235,000             400,000
  Proceeds from the sale of common stock                                                     --             607,500
  Proceeds from the exercise of warrants                                                  2,037               2,907
  Principal payments on capital leases                                                 (112,836)            (81,570)
                                                                                    -----------         -----------
         Net cash provided by financing activities                                    1,124,201             928,837
                                                                                    -----------         -----------
Net decrease in cash                                                                    (42,945)         (1,176,840)

Cash, beginning of year                                                                  82,266           1,259,106
                                                                                    -----------         -----------
Cash, end of year                                                                   $    39,321         $    82,266
                                                                                    ===========         ===========

continued...

Supplemental Disclosures of Cash Flow Information:

   Cash paid during the year for -
       Interest                                       $  21,342      $  31,866
                                                      =========      =========
       Income taxes                                   $     800      $     800
                                                      =========      =========


Supplemental Schedule of Noncash Investing Activities:

   During the year ended December 31, 2001, the Company financed certain computer equipment totaling $12,084 through a capital lease.


See independent auditors' report and accompanying notes to financial statements.

VillageEDOCS

Notes to Financial Statements
For the Years Ended December 31, 2001 and 2000

1.       Background and Organization
         ---------------------------

VillageEDOCS (the "Company) was incorporated in 1995 in Delaware and reincorporated in California in 1997. The Company develops and markets Internet-enabled fax services to organizations throughout the United States and internationally.

2.       Going Concern
         -------------

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has a working capital deficit and has incurred significant losses from operations in each year since inception. The Company's losses are continuing and are expected to continue until such time as the Company is able to sufficiently expand its internet-enabled fax services.

The Company's success is dependent upon numerous items, certain of which are the successful implementation and marketing of its internet-enabled fax services, its ability to obtain new customers in order to achieve levels of revenues adequate to support the Company's current and future cost structure, and its success in obtaining financing for equipment and operations, for which there is no assurance. Unanticipated problems, expenses, and delays are frequently encountered in establishing a new business. These include, but are not limited to, competition, the need to develop customer support capabilities and market expertise, setbacks in product development, technical difficulties, market acceptance and sales and marketing. The failure of the Company to meet any of these conditions could have a materially adverse effect upon the Company and may force the Company to reduce or curtail operations. No assurance can be given that the Company can or will ever operate profitably.

Until sufficient revenue levels are achieved, the Company will require additional financing to support its operations. Such sources of financing could include capital infusions, additional equity financing or debt offerings. Management plans to obtain convertible debt and equity financing from existing shareholders and equity financing from new shareholders during 2002. Management is actively pursuing both of these sources. If the planned financings are obtained, the Company will have adequate cash to sustain operations until it becomes profitable. There can be no assurance that funding will be available on acceptable terms, if at all, or that such funds, if raised, would enable the Company to achieve and maintain profitable operations.

These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the classification of liabilities that might result from the outcome of these uncertainties.

3.       Summary of Significant Accounting Policies
         ------------------------------------------

         a.    Concentration of Credit Risk
               ----------------------------

         The Company extends credit to its customers and performs ongoing credit evaluations of such customers. The Company does not obtain collateral to secure its accounts receivable. The Company evaluates its accounts receivable on a regular basis for collectibility and provides for an allowance for potential credit losses as deemed necessary. At December 31, 2001, the Company has recorded a provision for doubtful accounts of $32,800.

         One customer accounted for approximately 13% of accounts receivable and 17% of total sales, as of and for the year ended December 31, 2001 and another customer accounted for 16% of total sales for the year ended December 31, 2000.

         b.    Use of Estimates in the Preparation of Financial Statements
               -----------------------------------------------------------

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates made by management are, among others, the realizability of accounts receivable and property and equipment, and valuation of deferred tax assets. Actual results could differ from those estimates.

         c.    Property and Equipment
               ----------------------

         Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the assets, ranging from three to seven years. Equipment under capital lease obligations is depreciated over the estimated useful life or the term of the lease. Major betterments and renewals are capitalized, while routine repairs and maintenance are charged to expense when incurred. The Company leases certain of its computer equipment and software under capitalized and operating lease arrangements.

         The Company assesses the recoverability of property and equipment by determining whether the depreciation amounts can be recovered through projected undiscounted cash flows. The amount of impairment, if any, is measured based on fair value and is charged to operations in the period in which impairment is determined by management. At December 31, 2001, management has determined that there is no impairment of property and equipment. There can be no assurance, however, that market conditions will not change, which could result in future property and equipment impairment.

         d.    Revenue Recognition
               -------------------

         The Company provides internet-enabled fax services to businesses and charges for these services on either a per page faxed or per minute used basis. Service revenues are recognized when the services are performed.

         e.    Product and Technology Development
               ----------------------------------

         Product and technology development expense includes personnel costs relating to developing the features, content and functionality of the Company's internet-enabled fax services and Web site. Product and technology costs are expensed as incurred.

         f.    Advertising
               -----------

         The Company expenses all advertising costs as incurred. There were no material advertising costs incurred during the years ended December 31, 2001 or 2000.

         g.    Risks and Uncertainties
               -----------------------

         The Company operates in a highly competitive industry that is subject to intense competition, government regulation and rapid technological change. The Company's operations are subject to significant risk and uncertainties including financial, operational, technological, regulatory and other risks associated with an emerging business, including the potential risk of business failure.

         h.    Fair Value of Financial Instruments
               -----------------------------------

         The carrying amount of certain of the Company's financial instruments as of December 31, 2001 approximate their respective fair values because of the short-term nature of these instruments. Such instruments consist of cash, accounts receivable, accounts payable, and accrued expenses. The fair value of convertible notes payable to related parties is not determinable as the borrowings are with related parties.

         i.    Loss per Share
               --------------

         Basic loss per share is computed by dividing loss available to common shareholders by the weighted average number of common shares assumed to be outstanding during the period of computation. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential shares had been issued and if the additional common shares were dilutive. Stock options and warrants outstanding are not considered common stock equivalents, as the effect on net loss per share would be anti-dilutive (see Note 8). All potentially dilutive shares, 2,386,444 and 2,626,459 shares as of December 31, 2001 and 2000, respectively, have been excluded from dilutive EPS, as their effect would be anti-dilutive for fiscal 2001 and 2000.

         j.    Segment Information
               -------------------

         The Company views its operations and manages its business as principally one segment.

         k.    Comprehensive Income
               --------------------

         The Company has no items of comprehensive income.

         l.    Web Site Development Costs
               --------------------------

         The Company currently expenses all costs related to the web site since the Company has not incurred any specific web site development costs that should be capitalized in accordance with the Emerging Issues Task Force Issue No. 00-2, "Accounting for Web Site Development Costs."

         m.    Income Taxes
               ------------

         The Company accounts for income taxes in accordance with the liability method for financial accounting and reporting purposes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and the tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

         n.    Stock-Based Compensation
               ------------------------

         The Company accounts for non-employee stock-based compensation under Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting For Stock-Based Compensation." SFAS 123 defines a fair value based method of accounting for stock-based compensation. However, SFAS 123 allows an entity to continue to measure compensation cost related to stock and stock options issued to employees using the intrinsic method of accounting prescribed by Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees." Under APB 25, compensation cost, if any, is recognized over the respective vesting period based on the difference, on the date of grant, between the fair value of the Company's common stock and the grant price. Entities electing to remain with the accounting method of APB 25 must make pro forma disclosures of net income and earnings per share, as if the fair value method of accounting defined in SFAS 123 had been applied. The Company has elected to account for its stock-based compensation to employees under APB 25 (see Note 6).

         In March 2000, the FASB issued Interpretation No. 44 ("FIN 44"), "Accounting for Certain Transactions Involving Stock Compensation, an Interpretation of APB 25." FIN 44 clarifies the application of APB 25 for (a) the definition of employee for purposes of applying APB 25, (b) the criteria for determining whether a plan qualifies as a non-compensatory plan, (c) the accounting consequence for various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. FIN 44 was effective July 1, 2000, but certain provisions covered specific events that occured after either December 15, 1998, or January 12, 2000. The adoption of FIN 44 did not have a material effect on the Company's financial statements.

4.       Property and Equipment
         ----------------------

Property and equipment consist of the following as of December 31, 2001:


     Computer equipment                                           $ 157,075
     Furniture and equipment                                         48,072
     Equipment and software under capital leases                    331,533
                                                                  ---------
                                                                    536,680
     Less-- accumulated depreciation                               (287,140)
                                                                  ---------
                                                                  $ 249,540
                                                                  =========


5.       Convertible Notes Payable
         -------------------------

In 1997, the Company borrowed $50,000 from a stockholder, bearing interest at 10 percent per annum. In June 1999, the note plus accrued interest was exchanged for a convertible note in the amount of $61,570, bearing interest at 10 percent per annum. The note and accrued interest are due at the earlier of one of three events: 1) acquisition of controlling interest in the Company by a third party;
2) June 30, 2002; or 3) the Company achieves equity financing of a minimum of $6,000,000. The stockholder has the option to convert the note plus accrued interest into common stock at $2.50 per share. As an incentive to extend the terms of the note, the Company granted warrants to purchase 49,256 shares of the Company's common stock at $2.50 per share. The Company allocated $20,192 to the value of the warrants using a pro-rata allocation calculation based on fair values and recorded the offsetting amount as a discount on notes payable, which was fully amortized as of December 31, 2000. As of December 31, 2001, the outstanding principal balance of this convertible note payable was $61,570.

Beginning in September 1998, the Company borrowed operating funds from two stockholders, bearing interest at 10 percent per annum. In May and June 1999, the related notes, which totaled $470,000 plus accrued interest, were exchanged for two convertible notes in the amounts of $244,245 and $246,177, bearing interest at 10 percent per annum. The notes and accrued interest are due at the earlier of one of three events: 1) May 31, 2002 and June 30, 2002, respectively; 2) acquisition of controlling interest in the Company by a third party; or 3) the Company achieves equity financing of a minimum of $6,000,000. These notes are convertible to shares of the Company's common stock at the lower of $2.50 per share or, in the event the Company is acquired, the price paid by the acquirer. As of December 31, 2001, the outstanding principal balance of these convertible notes payable was $490,422.

During November and December 2000, the Company borrowed $400,000 from two stockholders and issued convertible promissory notes bearing interest at 10 percent per annum. The notes and accrued interest are due at the earlier of one of three events: 1) October 31, 2003; 2) acquisition of controlling interest in the Company by a third party; or 3) the Company achieves equity financing of a minimum of $5,000,000. If the Company is acquired, the notes plus accrued interest are convertible into shares of the Company's common stock at the lower of $2.50 per share or the price paid per share by the acquirer. As of December 31, 2001, the outstanding principal balance of these convertible notes payable was $400,000.

During 2001, the Company borrowed $1,135,000 from a stockholder and $100,000 from a stockholder who was also a director during 2001 and issued convertible promissory notes bearing interest at 10 percent per annum. The notes and accrued interest are due at the earlier of one of three events: 1) October 31, 2003; 2) acquisition of controlling interest in the Company by a third party; or 3) the Company achieves equity financing of a minimum of $5,000,000. If the Company is acquired, the notes plus accrued interest are convertible into shares of the Company's common stock at the lower of $2.50 per share or the price paid per share by the acquirer. As of December 31, 2001, the outstanding principal balance of these convertible notes payable was $1,235,000.

Total interest expense recognized on all the convertible notes payable was and $168,790 in 2001 and $59,193 in 2000. Total interest accrued and not paid on the convertible notes payable to related parties totaled $257,618 as of December 31, 2001 and is included in the accompanying balance sheet.

6.       Stockholders' Equity (Deficit)
         ------------------------------

         a.    Common Stock Issuances
               ----------------------


         During the year ended December 31, 2000, the Company issued 290,644 shares of restricted common stock in connection with the exercise of warrants for $2,907 in cash.

         During the year ended December 31, 2000, the Company issued 31,351 shares of restricted common stock valued at $78,378 as payment for consulting services.

         During the year ended December 31, 2000, the Company sold 243,000 shares of restricted common stock at $2.50 per share for $607,500 in cash.

         During the year ended December 31, 2001, the Company issued 203,687 shares of restricted common stock in connection with the exercise of warrants for $2,037 in cash.

         b.    Stock Options
               -------------

         During 1997, the Board of Directors of the Company adopted a stock option plan (the " 1997 Plan") that authorizes the issuance of options to acquire up to 5,000,000 shares of common stock to employees and certain outside consultants. The 1997 Plan allows for the issuance of either non-qualified or incentive stock options pursuant to Section 422 of the Internal Revenue Code. Options vest at the discretion of the Board of Directors as determined at the grant date, but not longer than a ten-year term. Under the 1997 Plan, the exercise price of each option shall not be less than 85 percent of fair market value on the date the option is granted. The number of options under the 1997 Plan available for grant at December 31, 2001 and 2000 were 1,519,584 and 1,452,728, respectively.

         During the year ended December 31, 2000, stock options to purchase 99,609 shares at $2.50 were granted to non-employee consultants. These options vest one year from the date of grant. Total consulting expense to be recognized in the statement of operations over the vesting period pursuant to SFAS 123 is $170,330, which was recognized during the year ended December 31, 2001.

         During the year ended December 31, 2001, stock options to purchase 35,000 shares at $2.50 were granted to a non-employee consultant. These options vest one year from the date of grant. Total consulting expense to be recognized in the statement of operations over the vesting period pursuant to SFAS 123 is $58,800, none of which was recognized during the year ended December 31, 2001.

         During each of the years ended December 31, 2001 and 2000, $15,000 of compensation expense was recognized in the accompanying statements of operations for options issued to employees in 1999 under the 1997 Plan for the vesting period from the date of grant through December 2004, pursuant to APB 25.

         Options to purchase 403,144 and 779,552 shares of the Company's common stock at $2.50 (estimated fair market value on the date of grant was $2.50 per share) were issued to employees during the years ended December 31, 2001 and 2000, respectively, vesting on various dates from January 2001 through October 2006.

         Stock option activity for the years ended December 31, 2001 and 2000, is as follows:

                                                                                      Weighted Average
                                                                         Number       Exercise Price
                                                                       of Options     Per Share
                                                                       -----------    ------------

           Outstanding at January 1, 2000                                3,212,111    $      0.82
              Granted                                                      879,161           2.50
              Exercised                                                          -              -
              Canceled                                                    (544,000)         (2.38)
                                                                       ------------   -----------
           Outstanding at December 31, 2000                              3,547,272           1.02
              Granted                                                      438,144           2.50
              Exercised                                                          -              -
              Canceled                                                    (505,000)         (2.28)
                                                                       -----------    -----------
           Outstanding at December 31, 2001                              3,480,416    $      1.02
                                                                       ===========    ===========
           Exercisable at December 31, 2001                              2,434,407    $      0.59
                                                                       ===========    ===========

           Weighted average fair value of options granted                     2000    $      1.21
                                                                              2001    $      1.71

         The following summarizes information about stock options outstanding at December 31, 2001:

                                            Options Outstanding                           Options Exercisable
                           ------------------------------------------------------    ------------------------------
                                                 Weighted
                                                  Average            Weighted
                             Number of           Remaining            Average          Number of        Weighted
           Range of            Shares           Contractual)         Exercise           Shares           Average
           Exercise         Outstanding         Life (Years)           Price          Exercisable       Exercise
            Prices                                                                                        Price
         -------------     ---------------    -----------------    --------------    -------------    -------------
         $0.20 - $0.25        2,033,793               6.1               $0.22          1,808,793           $0.22
         $0.50 - $1.00          302,837               1.2               $0.58            272,837           $0.54
         $2.50                1,143,786               8.0               $2.50            352,777           $2.50
                             ----------                              --------         ----------        --------
                              3,480,416                                 $1.02          2,434,407           $0.59
                             ==========                              ========         ==========        ========

         The fair value of each option granted during 2001 and 2000 to consultants and outside service providers is estimated using the Black-Scholes option pricing model on the date of grant using the following assumptions: (i) no dividend yield, (ii) average volatility of 80 percent (iii) weighted average risk free interest rate of approximately 4.55 percent and 6.25 percent, respectively, and (iv) average expected life of 5 years.

         Had compensation costs for the Company's options granted to employees been determined consistent with SFAS 123, the Company's net loss and net loss per share for the years ended December 31, 2001 and 2000 would approximate the pro forma amounts below:

                                                2001                                                2000
                                      -----------------------------------        -------------------------------------
                                           As Reported       Pro forma              As Reported       Pro forma
                                      -----------------  ----------------        -----------------  ------------------
                Net loss                 $(1,783,009)     $(1,967,896)             $(2,250,190)        $(2,300,130)
                                          ==========       ==========               ==========          ==========
                Basic and diluted
                 loss per
                 common share            $     (0.13)     $     (0.14)             $     (0.17)        $     (0.17)
                                          ==========        =========               ==========          ==========

         The Black-Scholes option valuation method was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

         Effective January 30, 2002, the Board of Directors of the Company adopted an equity incentive plan (the "2002 Plan") that authorizes the issuance of options to acquire up to 6,226,258 shares of common stock to employees and certain outside consultants (See Note 10).

         d.       Warrants

         From time to time, the Company issues warrants pursuant to various consulting and third party agreements.

         During fiscal 2000, pursuant to a service agreement, the Company issued warrants to purchase 16,000 shares of the Company's common stock. The exercise price per share was equal to the Private Placement Memorandum price of $2.50. As these warrants were issued in connection with services rendered by a third party, the Company valued these warrants using the Black-Scholes valuation model and recognized consulting expense of $27,360 in 2000 in the statement of operations. No warrants were issued during fiscal 2001.

         The following represents a summary of the warrants (including the warrants discussed in the common stock section above) outstanding for the years ended December 31, 2001 and 2000:

                                                                              Weighted Average

                                                            Warrants           Exercise Price
                                                           ---------           ---------------
         Outstanding at January 1, 2000                      870,203                 $   0.15
              Granted                                         16,000                     2.50
              Exercised                                     (290,644)                   (0.01)
              Expired/Forfeited                                   --                       --
                                                           ---------           ---------------
         Balance at December 31, 2000                        595,559                     0.29
              Granted                                             --                       --
              Exercised                                     (203,687)                   (0.01)
              Expired/Forfeited                                   --                       --
                                                           ---------           ---------------
         Balance at December 31, 2001                        391,872                 $   0.42
                                                            ========           ===============

         Weighted average fair value of
              warrants granted                                  2000                 $   1.71

The following summarizes information about warrants outstanding at December 31, 2001:

                                           Warrants Outstanding                           Warrants Exercisable
                           ------------------------------------------------------    -------------------------------
                                                 Weighted
                                                 Average
                                                 Remaining           Weighted
                             Number of          Contractual           Average         Number of         Weighted
           Range of            Shares           Life (Years)         Exercise           Shares           Average
           Exercise         Outstanding                                Price         Exercisable        Exercise
            Prices                                                                                        Price
         -------------     ---------------    -----------------    --------------    -------------    --------------
            $0.01             326,616               0.5                $0.01           326,616            $0.01
            $2.50              65,256               2.6                $2.50            65,256            $2.50
                              -------                                  -----           -------            -----
                              391,872                                  $0.42           391,872            $0.42
                              =======                                  =====           =======            =====

         The fair value of each warrant granted during 2000 for services is estimated using the Black-Scholes option pricing model on the date of grant using the following assumption: (i) no dividend yield, (ii) average volatility of 80 percent, (iii) weighted average risk free interest rate of approximately 6.25 percent, and (iv) average expected life of 5 years.

7.       Income Taxes
         ------------

As the Company incurred net operating losses through December 31, 2001, the provision for income taxes for the years presented consists of minimum state taxes only. At December 31, 2001, the Company had approximately $8,462,000 and $7,658,000, respectively, of federal and state net operating loss carryforwards for tax reporting purposes available to offset future taxable income; federal and state carryforwards expire through 2016 and 2006, respectively. Under the Tax Reform Act of 1986, the amounts of and benefits from net operating losses carried forward may be impaired or limited in certain circumstances. Events which may cause limitations in the amount of net operating losses that the Company may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50 percent over a three-year period. At December 31, 2001, the effect of such limitation, if imposed, has not been determined.

Deferred tax assets consist primarily of the tax effect of net operating loss carryforwards. The Company has provided a full valuation allowance on the deferred tax assets because of the uncertainty regarding realizability. The valuation allowance increased approximately $710,000 and $915,000 during the years ended December 31, 2001 and 2000, respectively.

Deferred tax assets consist of the following at December 31, 2001:

    Deferred tax assets:

      Net operating loss carryforwards                              $ 3,324,000
      Less valuation allowance                                       (3,324,000)
                                                                    ------------
                                                                    $         -
                                                                    ============

A reconciliation of income taxes computed at the federal statutory rate of 34% to the provision for income taxes is as follows for the years ended December 31:

                                                                                 2001              2000
                                                                           -----------       -----------
      Computed benefit at federal statutory rate                           $ (606,000)       $ (765,000)
      State income tax benefit, net of federal effect                        (104,000)         (150,000)
      Increase in valuation allowance                                         710,000           915,000
      Other                                                                       800               800
                                                                           -----------       -----------
                                                                           $      800        $      800
                                                                           ===========       ===========

8.       Earnings per Share
         ------------------

Basic and diluted loss per common share is computed as follows for the years ended December 31:

                                                                                   2001              2000
                                                                           --------------    -------------
Numerator for basic and diluted loss per common share:
   Net loss available to common stockholders                               $ (1,783,009)     $ (2,250,190)
                                                                           ==============    =============

Denominator for basic and diluted loss per common share:
   Weighted average common shares outstanding                                13,898,719        13,604,433
                                                                           ==============    =============
Net loss per common share available to common stockholders

         Net loss per share                                                $      (0.13)     $      (0.17)
                                                                           ==============    =============

9.   Commitments and Contingencies
     -----------------------------

     a.   Leases
          ------

          The Company is a lesee of certain property and equipment under capital lease agreements that expire on various dates through 2005. Terms of the leases require monthly payments ranging from $461 to $1,900, including interest ranging up to 22%. The assets and liabilities under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair market value of the related assets.

          In addition, the Company leases certain property and equipment under operating lease agreements, which expire on various dates through July 2004 and provide for monthly lease payments ranging from $83 to $5,957.

          The future minimum annual lease payments under these agreements at December 31, 2001 are as follows:

                                                  Capital   Operating      Total
                                                ---------- -----------     -----

            2002                                $ 106,000  $  127,000  $ 233,000
            2003                                   49,000     110,000    159,000
            2004                                    4,000      49,000     53,000
            2005                                    2,000        --        2,000
                                                 --------  ----------  ---------
            Total minimum lease payments          161,000  $  286,000  $ 447,000
                                                           ==========  =========
            Less: amounts representing interest   (18,191)
                                                 --------
            Present value of lease obligations    142,809

            Less: current portion                 (91,199)
                                                 --------
                                                $  51,610
                                                 ========

          Rent expense under operating leases for the fiscal years ended December 31, 2001 and 2000 was $193,644 and $128,357, respectively. Interest expense incurred pursuant to the capital lease obligations was $21,342 and $36,242 for the fiscal years ended December 31, 2001 and 2000, respectively.

          The following is an analysis of the leased equipment under capital leases as of December 31, 2001, which is included in property and equipment.

              Computer equipment            $   331,533
              Accumulated depreciation         (122,510)
                                            -----------
                                            $   209,023
                                            ===========

     b.   Litigation
          ----------

          The Company is, from time to time, involved in various legal and other proceedings which arise in the ordinary course of operating its business. In the opinion of management, the amount of ultimate liability, if any, with respect to these actions will not materially affect the financial position or results of operations of the Company.

      c.    Consulting and Employee Agreements
            ----------------------------------

      The Company has entered into a variety of consulting and employee agreements for services to be provided to the Company in the ordinary course of business. These agreements call for minimum salary levels and/or option grants and/or common share issuances and various payments upon performance of services and/or termination of the agreements (except for cause).

10.   Subsequent Events
      -----------------

      During January and February 2002, the Company issued $180,000 in convertible promissory notes for cash. The notes were issued to a related party and bear interest at 10 percent per annum. The notes and accrued interest are due at the earlier of one of three events: 1) October 31, 2003; 2) acquisition of controlling interest in the Company by a third party; or 3) the Company achieves equity financing of a minimum of $5,000,000. If the Company is acquired, the notes plus accrued interest are convertible into shares of the Company's common stock at the lower of $2.50 per share or the price paid per share by the acquirer.

      Effective January 30, 2002, the Board of Directors of the Company adopted an equity incentive plan (the "2002 Plan") that authorizes the issuance of options to acquire up to 6,226,258 shares of common stock to employees and certain outside consultants. The 2002 Plan allows for the issuance of either non-qualified or, subject to stockholder appoval, incentive stock options pursuant to Section 422 of the Internal Revenue Code. Options vest at the discretion of the Board of Directors as determined at the grant date, but not longer than a ten-year term. Under the 2002 Plan, the exercise price of each option shall not be less than fair market value on the date the option is granted. The number of options granted under the 2002 Plan as of February 28, 2002 was 5,855,122.